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                          [Quarles & Brady letterhead]

                                                    EXHIBIT 5.1

                                                    May 18, 1998

F&M Bancorporation, Inc.
One Bank Avenue
P.O. Box 410
Kaukauna, WI  54130

Gentlemen and Ladies:

         We have examined the form of Registration Statement on Form S-4 (the "Registration Statement"), being filed by F&M Bancorporation, Inc., a Wisconsin corporation (the "Company"), and the form of Prospectus included therein, relating to a number of shares of Common Stock, $1.00 par value ("Common Stock"), of the Company to be determined as provided in the Registration Statement, the Articles of Incorporation, Bylaws and corporate proceedings regarding the issuance of shares of Common Stock in the proposed acquisition of BancSecurity Corporation, and such other documents which we have deemed necessary for purposes of rendering this opinion.

         On the basis of such examination, it is our opinion that the Common Stock, when issued by the Company pursuant to the terms of the merger offer transaction described in the Joint Proxy Statement/Prospectus included in the Registration Statement, will be validly issued, fully paid and non-assessable by the Company, subject only to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although
Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Matters" in the Joint Proxy Statement/ Prospectus. As noted therein, two attorneys in our firm who are providing services with respect



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F&M Bancorporation, Inc.
May 18, 1998
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to the Registration Statement own an aggregate of 8,625 shares of Common Stock.
In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,

                                                 /s/

                                                 QUARLES & BRADY